EXHIBIT 10.1

Strategic Alliance Agreement

This agreement is made and entered into this sixth day of June, 2017 by and between Bravatek Solutions, Inc., a corporation organized under the laws of the State of Colorado, ("Bravatek"), with an address at 2028 East Ben White Boulevard., Unit # 240-2835, Austin, Texas 78741 and Helpcomm, Inc. (HELPCOMM), a corporation with a principal place of business located at the following address:

8760 Virginia Meadows Drive,

Manassas, VA 20109

Whereas, Bravatek is a corporation, which has technical expertise in security-related software, tools and systems/services (including telecom services) to support, deploy and test its current and potential customers’ most critical initiatives.

Whereas, HELPCOMM is a corporation engaged in the business of providing telecom construction services.

Whereas, the parties desire to enter into a business relationship which will designate Bravatek as the lead for obtaining financing and provide management expertise for the purpose of promoting HELPCOMM’s services, as well as executing orders and after-sales support of HELPCOMM’s standard and custom services, and capabilities in the field of telecom services (the “Services”).

Now therefore, the parties mutually agree to enter into a strategic alliance under the following terms and conditions:

1)	Duties of Bravatek

Bravatek agrees to serve as the exclusive, Strategic Alliance Partner for HELPCOMM. In this capacity, Bravatek will use its best efforts to provide the following services to HELPCOMM:

a.	Bravatek will provide no less than two hundred thousand dollars ($ 200,000.00) in business expansion funding to HELPCOMM as consideration due under this Agreement ($ 200,000.00) to be paid within ten (10) business days of execution of this agreement by both parties. After the initial funding, the parties will meet on a quarterly basis to review progress under this Agreement and Bravatek will provide up to an additional one hundred thousand dollars ($ 100,000.00) per fiscal quarter. Both parties agree that the funding will be distributed and administered by Pauline Ewald as approved by Thomas Cellucci. In the event that Pauline Ewald is unable or unwilling to serve as the overall Project Manager, Bravatek and HELPCOMM will mutually agree in writing to hire and/or contract with another individual to serve in this role. All material goods purchased in furtherance of HELPCOMM’s field operations will be titled to Bravatek and remain the property of Bravatek unless otherwise agreed in writing. Any residual materials remaining after the specific job competition will become the property of Helpcomm.

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b.	Provide a quarterly Pipeline or sales lead report to HELPCOMM monthly which contains a 3-month rolling forecast of potential sales.

c.	Follow-up on sales leads that HELPCOMM is actively engaged with or believes is appropriate.

d.	Provide HELPCOMM with any promotional materials, technical papers, white papers, proposals, etc. prior to publication or delivery to prospective clients.

e.	Bravatek will consider providing additional short term funding for projects. As an example of funding needs: T-Mobile new site builds cost $35,000.00 on average per job. It takes 90 days from project complete to get paid. Once paid, HELPCOMM will send Bravatek the sum of $35,000.00 plus a 3% funding fee. Bravatek will also get the 40% of the net profits secured by this Agreement in addition to this repayment with interest.

2)	Duties of HELPCOMM

HELPCOMM agrees to use its best efforts to promote and support sales and after-sales support of Bravatek by:

a.	Listing Bravatek in all appropriate sales and marketing materials as an exclusive alliance partner. Helpcomm agrees to activate or reactivate their website upon execution of this Agreement. Bravatek will reimburse up to one hundred dollars ($ 100.00) of the cost to establish or re-establish an internet presence for Helpcomm.

b.	Provide timely responses to both technical and administrative questions posed by Bravatek.

c.	Promote Bravatek’s product and service offerings whenever possible.

d.	Aid Bravatek in the writing of any technical/marketing/sales documents when requested and participate in mutually-agreed upon sales calls

e.	Provide job related Purchase Orders to Bravatek for administration, accounting and distribution that will be shared with HELPCOMM. Provide bi-weekly payroll reports to Bravetek for payroll related jobs.

3)	Obligations of the Parties

Bravatek and HELPCOMM agree to jointly:

a.	Develop and implement a joint Business Marketing Strategy whereby targeted markets/potential client-types/applications are mutually agreed upon;

b.	Support each other in all agreed-upon technical, marketing and promotional efforts;

c.	Develop a joint strategy for developing new product/services/capabilities to mutually benefit both parties;

d.	Utilize each other as Preferred Vendors for services whenever possible upon mutual agreement.

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4)	Compensation

In consideration of the provision by Bravatek of no less than two hundred thousand dollars ($ 200,000.00) in expansion funding and comprehensive project management consulting, HELPCOMM agrees that all net proceeds and/or profits resulting from services performed by HELPCOMM pursuant to the expansion funding will be shared with Bravatek. Sixty percent (60%) of net proceeds or profits after expenses will be allotted to HELPCOMM. Forty percent (40%) of net proceeds or profits will be allotted to Bravatek. For the purposes of this Agreement, profits shall be defined as net revenue minus reasonable expenses for payroll for field crews, materials required to perform work on sites assigned to the Bravatek expansion effort and lease or purchase of necessary equipment. The parties are agreed that the profits proceeding from work performed pursuant to the expansion investment will not include a debit for real estate, rent or purchase of executive office space or salaries for the Helpcomm executive staff. Bravatek will review any other reasonable debits from gross revenue generated by the expansion efforts on a case by case basis.

For purpose of this agreement profits and losses shall be defined as NET job revenue less direct project cost.

a.	Direct project cost shall be deducted as cost incurred for materials, payroll, employee benefits, sub-contractors and equipment utilized on the job.

b.	Payroll and benefits are inclusive of employees specifically utilized on the to include field workers and mutually agreed upon project managers.

c.	Benefits include payroll taxes (company portion), health insurance (company portion), workers comp insurance, per diem, and reimbursements.

d.	Helpcomm owned equipment trucks where an equipment fee for job use will need to be established.

Accountings and distributions will be made on Fridays or any other agreed time of every week where fees and income are collected.

5)	Exclusivity

HELPCOMM hereby expressly covenants to maintain Bravatek as their exclusive strategic alliance partner for the duration of this Agreement.

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6)	Confidentiality

"Confidential information" shall mean any and all technical and non-technical information, documents and materials related to client projects of party and Services, services and business of each of the parties. HELPCOMM and Bravatek agree to maintain in strict confidence and not to disclose or disseminate, or to use for any purposes other than performance of the projects, the Confidential Information disclosed.

The obligation of non-disclosure shall not apply to the following:

a.	Information at or after such time that is publicly available through no fault of either party

b.	Information at or after such time that is disclosed to either party by a third party entitled to disclose such information

c.	Information which is required by law to be disclosed to federal, state or local authorities.

7)	Term of Confidentiality

For a period of five (5) years after termination of this Agreement, the parties shall treat as confidential all information and take every reasonable precaution and use all reasonable efforts to prevent the unauthorized disclosure of the same. The parties agree to take all steps reasonably necessary and appropriate to ensure that their employees, agents, and/or assistants treat all information as confidential and to ensure that such employees, agents, and/or assistants are familiar with and abide by the terms of this Agreement.

8)	Term

The term of this Agreement is twelve (12) months from the date hereof, and will be automatically renewed for one (1) additional twelve-month period unless either party shall notify the other in writing of its intention not to renew. Such notice must be given ninety (30) days prior to expiration of the original term. This Agreement may also be terminated by either party upon ninety (30) days written notice. If at any time either party exercises there right to terminate the contract as defined above a final accounting of current jobs will occur and any remaining money due to either party for the cost advanced or profit split will be reconciled and remitted to the receiving party within 60 days. Under any termination event Helpcomm shall not be required to repay Bravetek nor their assigns any money advanced to Helpcomm under this agreement excluding any short-term advances spelled out in Section 1 E of this agreement.

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9)	Notices

Any notices required under this Agreement shall be delivered to:

Bravatek Technologies, Inc. 2028 E. Ben White Blvd., Unit #240-2835, Austin, Texas 78741 Helpcomm, Inc. www.helpcomm.com 8760 Virginia Meadows Drive Manassas, VA 20109

10)	Governing Law

This Agreement is entered into in the State of Colorado and shall be interpreted according to the laws of the State of Colorado.

11)	Indemnification

HELPCOMM shall indemnify Bravatek , its directors, officers and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable attorney's fees and court costs incurred in connection with any third-party claim, action or proceeding arising from the negligence or intentional misconduct of HELPCOMM or breach of HELPCOMM of any of its obligations under this Agreement.

Bravatek shall indemnify HELPCOMM, its directors, officers and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any third-party claim, action or proceeding arising from the negligence or intentional misconduct of Bravatek or breach of Bravatek of any of its obligations under this Agreement.

12)	Modifications

No changes or modifications of this Agreement or any of its terms shall be deemed effective unless in writing and executed by the parties hereto.

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13)	Assignment

This Agreement shall not be assignable by either party without the prior written consent of the other party.

14)	Entire Agreement

This Agreement represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations, or agreements, either written or oral, regarding this subject matter. Note that this agreement is not intended to create a partnership, and that the parties are not partners and do not have the authority to bind the other party to legal obligations.

15)	Projection

Both parties agree that the expected gross revenue resulting from work and services to be performed under this Agreement will be no less than six million five hundred thousand dollars ($ 6,500,000.00).

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This Agreement shall not be considered accepted, approved or otherwise effective until signed by the appropriate parties.

Bravatek Technologies, Inc.		Helpcomm, Inc.

By:	/s/ Thomas Cellucci	By:	/s/ Johnny Bolton
Name:	Thomas Cellucci	Name:	Johnny Bolton
Title:	Chief Executive Officer	Title:	President
Date:	06/07/2017	Date:	06/06/2017

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